Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President and
Chief Financial Officer
503.653.4569
Release:	Immediately

BLOUNT INTERNATIONAL UPDATES FISCAL 2009 SALES AND OPERATING INCOME OUTLOOK

PORTLAND, OREGON January 7, 2010 - Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Company”) today provided its sales and operating income outlook for the fiscal year ended December 31, 2009.

The Company estimates that its full year sales will be approximately $502 million and operating income will range between $54 million and $56 million. The Company had previously estimated full year sales to range between $480 million and $490 million and operating income to range between $57 million and $60 million. The revised operating income range includes approximately $8.6 million in incremental non-recurring expenses related to settlement of a certain litigation matter on December 31, 2009, fees associated with the Company’s December refinancing activities and costs associated with the transition of the Company’s Chief Executive Officer. The Company had debt outstanding of $286 million and cash on hand of approximately $55 million as of December 31, 2009. The Company expects to report full year financial results by March 9, 2010.

Commenting on the revised outlook, Josh Collins, Chief Executive Officer, stated:  “The year finished solidly for the Company, as we recorded year-over-year sales growth of approximately 6% in the fourth quarter when several geographical markets continued to recover from the weakness experienced earlier in 2009.  Equally encouraging is the Company’s continued ability to generate cash, as evidenced by a $24 million reduction in debt achieved during the fourth quarter.”

Blount International, Inc. is a diversified international company whose principal business is its Outdoor Products segment, the world’s largest manufacturer of saw chain and related accessories with manufacturing plants in the United States, Canada, Brazil and China.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company’s “expectations,” “beliefs,” “plans,” “indications,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.